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                                                                    Exhibit 12.1

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
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements
(in thousands)
                                                        -----------------------------------------------    -------------------------
                                                                     Year ended December 31,               Six months ended June 30,
                                                         1996       1997     1998      1999      2000        2000             2001
                                                        -------   -------   -------   -------   -------    --------         --------
Income from continuing operations
   before income tax provision                          $23,113   $41,931   $34,733   $50,058   $60,160    $ 27,009         $ 30,596
Add:
   Interest expense, net                                 18,954    15,703    14,066    11,860    12,566       6,358            6,808
   Discount on accounts receivable
      securitization                                      6,521     6,584     4,655     5,240     6,881       3,818            2,905
   Distributions on mandatorily
      redeemable preferred securities                        --        --     4,494     7,095     7,095       3,548            3,548
   Portion of rents representative of
      the interest factor                                 8,521     8,781     8,712     8,702     9,382       4,696            4,963
                                                        -------   -------   -------   -------   -------    --------         --------
Income as adjusted                                      $57,109   $72,999   $66,660   $82,955   $96,084    $ 45,429         $ 48,820
                                                        -------   -------   -------   -------   -------    --------         --------
Fixed charges:
Interest expense, net                                   $18,954   $15,703   $14,066   $11,860   $12,566    $  6,358         $  6,808
Discount on accounts receivable
   securitization                                         6,521     6,584     4,655     5,240     6,881       3,818            2,905
Distributions on mandatorily
   redeemable preferred securities                           --        --     4,494     7,095     7,095       3,548            3,548
Portion of rents representative of
   the interest factor                                    8,521     8,781     8,712     8,702     9,382       4,696            4,963
Pretax preferred stock dividend
   requirements                                           9,225     8,922     3,272        --        --          --               --
                                                        -------   -------   -------   -------   -------    --------         --------
   Fixed charges (including pretax
      preferred stock dividend requirements)            $43,221   $39,990   $35,199   $32,897   $35,924    $ 18,420         $ 18,224
                                                        -------   -------   -------   -------   -------    --------         --------
Ratio of earnings to combined fixed
   charges and preferred stock dividend
   requirements                                            1.32      1.83      1.89      2.52      2.67        2.47             2.68
                                                        =======   =======   =======   =======   =======    ========         ========
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